First Capital Investment Corporation 8-K

Exhibit 3.1

ARTICLE OF AMENDMENT

OF

FIRST CAPITAL INVESTMENT CORPORATION

Pursuant to the provisions of §2-605 of the Corporations and Associations Article of the Code of Maryland, the undersigned corporation hereby submits the following Article of Amendment for the purpose of amending its Articles of Amendment and Restatement.

Amendment Adopted

ARTICLE I of the SECOND Article shall be deleted in its entirety and replaced with the following:

ARTICLE I

NAME

The name of the Corporation is StHealth Capital Investment Corporation.

Adoption of Amendment

This Article of Amendment to the Articles of Amendment and Restatement of First Capital Investment Corporation was advised and approved by the Board of Directors of the undersigned corporation pursuant to §2-605 of the Corporations and Associations Article of the Code of Maryland. The date of adoption of the foregoing amendment was August 7, 2018.

IN WITNESS WHEREOF, the undersigned corporation has caused this Article of Amendment to the Articles of Amendment and Restatement of First Capital Investment Corporation to be executed as of August 9, 2018.

FIRST CAPITAL INVESTMENT CORPORATION

Attest:	/s/ Nick Setaro	By:	/s/ Derek Taller
Name:	Nick Setaro	Name:	Derek Taller
Title:	Corporate Secretary	Title:	President & Chief Executive Officer